EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use of our reports: (1) dated January 25, 2000, except as to note 20, which is as of March 21, 2000, appearing on page 30 of CBS Corporation's Form 10-K for the year ended December 31, 1999, and dated March 21, 2000, appearing on page 67 of CBS Corporation's Form 10-K for the year ended December 31, 1999; and (2) dated January 25, 2000, except as to note 17, which is as of March 21, 2000, appearing on page 26 of Infinity Broadcasting Corporation's Form 10-K for the year ended December 31, 1999 and dated March 21, 2000, appearing on page 51 of Infinity Broadcasting Corporation's Form 10-K for the year ended December 31, 1999, each of which is incorporated by reference in this Form S-3 registration statement of Viacom Inc. and Viacom International Inc.



KPMG LLP
New York, New York
May 29, 2001





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